Exhibit 23.1

February 9, 2021

Alfi, Inc. and Subsidiaries

S-1 Consent

We have reviewed and audited, as applicable, components of the Alfi, Inc. and Subsidiaries Form S-1 dated February 9, 2021.

This letter provides consent to Alfi, Inc., from our firm, to proceed in filing Form S-1.

Please contact us directly with any questions.

Sincerely,

Slack & Company CPAs LLC